Exhibit 99.1

For more information, please contact:

Deborah Stapleton	Reed Bolton Byrum, APR
Versata Investor Relations Counsel	Trilogy Public Relations Counsel
650.470.0200	512.732.2304
deb@stapleton.com	reed.byrum@trilogy.com

Trilogy, Inc. to acquire Versata, Inc. for $0.40 per share in cash

OAKLAND, California / AUSTIN, Texas, December 7, 2005—Trilogy, Inc. and Versata, Inc. (OTC: VATA.PK) today jointly announced they have signed a definitive agreement under which Trilogy will make a $0.40 per share cash tender offer for all of Versata's 8.2 million shares outstanding. The transaction, valued at $3.3 million, has been unanimously approved by the boards of directors of Versata and Trilogy. The price to Versata stockholders represents a premium of 90 percent based on the closing price of Versata common stock on December 6, 2005.

Trilogy expects to commence a cash tender offer for all outstanding shares of Versata common stock not later than December 16, 2005. Subject to acceptance by Trilogy of the tendered shares, any shares not purchased in the tender offer will be acquired by Trilogy in a subsequent merger transaction at the same $0.40 per share cash price. The closing of the tender offer is expected to be completed promptly, subject to customary closing conditions. Trilogy will pay the consideration from existing resources without a financing condition.

Following the merger, Trilogy's enterprise software business unit will be combined with the business of Versata with the combined business to be headquartered in Austin, Texas and operated under the Versata name as a wholly owned subsidiary of Trilogy. Randy Jacops, currently vice president and general manager of Trilogy Technology Group, will lead the new Versata following the merger. David Chamberlain, president and CEO of Versata, and Chris Smith, vice president of operations for Trilogy Technology Group, will complete the leadership for integrating the two companies.

Seven Hills Partners, LLC acted as exclusive financial adviser to Versata in this transaction and has rendered an opinion to Versata's board of directors that the consideration to be received by the stockholders of Versata pursuant to the merger agreement is fair to such stockholders from a financial point of view.

Updata Capital acted as exclusive financial adviser to Trilogy.

About Versata

Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. Versata Global 2000 customers include Bank of America, British Telecom, Cendant, CGI-AMS, JPMorgan Chase & Co., Meridian Health Care Management, Merrill Lynch and Union Bank of California. For more information, please visit http://www.versata.com.

About Trilogy

Founded in 1989, Trilogy has enjoyed 15 years of working with Global 1000 companies. Trilogy provides technology powered business services that result in transformational economic value for its customers. Trilogy ties its own revenue directly to the economic value it delivers. Trilogy business services are focused on the Automotive, Insurance and Consumer Electronics industries. Trilogy customers include Ford Motor Company, Nissan, Goodyear, Penn Mutual, and Massachusetts Mutual Life Insurance Company.

The tender offer described in this announcement for the outstanding shares of Versata, Inc. has not yet commenced, and this announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer will be made only though the Offer to Purchase and the related Letter of Transmittal. We urge investors and security holders to read the following documents, when they become available, regarding tender offer and merger (described above), because they will contain important information: Trilogy's Tender Offer Statement on Schedule TO including the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery and Versata's Solicitation/Recommendation Statement on Schedule 14D-9.

These documents and amendments to these documents will be filed with the United States Securities and Exchange Commission when the tender commences. When these and other documents are filed with the SEC, they may be obtained at the SEC's website at http://www.sec.gov. You may also obtain for free each of these documents (when available) from the Information Agent for the offer, to be announced.

Forward-looking Statements: Any statements made regarding the proposed transaction between Trilogy, Inc. and Versata, Inc., the expected results of the tender offers and consent solicitations and any other statements contained in this news release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction and the tender offers and consent solicitations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, read the discussion of risks and uncertainties in the Versata, Inc. 2004 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.